UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2022

TETRA Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13455	74-2148293
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

24955 Interstate 45 North

The Woodlands, Texas 77380

(Address of Principal Executive Offices, and Zip Code)

(281) 367-1983

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TTI	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 7, 2022, the Board of Directors of TETRA Technologies, Inc. ("TETRA" or the "Company") appointed Sharon Booth McGee as a member of the Board of Directors.  Ms. McGee will serve until the Company’s 2022 Annual Meeting of Stockholders or until her successor has been duly elected and qualified. Ms. McGee has also been appointed to the Nominating, Governance and Sustainability Committee and the Human Capital Management and Compensation Committee of the Board of Directors.  The Board of Directors has determined that Ms. McGee is independent, as independence is defined in the listing standards of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended.

Ms. McGee, 57, founded SDBM Executive and Strategic Advisory, LLC in May, 2021, an independent advisory service to the new energy, chemicals, materials, mining, and oil and gas industries.  Prior to that, Ms. McGee served at Albemarle Corporation for 33 years, holding several senior management level positions, most recently as Vice President, Investor Relations & Corporate Development from 2016 through January, 2021, Vice President, Asia Pacific Region and Global Fire Safety Sales from 2014-2016, Vice President, Sales – Americas from 2013-2014, Division Vice President, Performance Chemicals from 2008-2013, and Global Business Director, Industrial Bromides from 2005-2008. Albemarle is one of the largest global producers of lithium and lithium derivatives, and bromine and bromine derivatives, of which Ms. McGee participated in many of those strategic discussions.  Ms. McGee, a native of Ashdown, Arkansas, earned an Executive MBA Certificate from Louisiana State University and MS and BS degrees in Chemical Engineering from the University of Arkansas.

Ms. McGee will receive compensation for her service as a director consistent with that of the Company’s other non-employee directors, generally as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 13, 2021 (the “Proxy Statement”). In July 2021, the Company amended its non-employee director compensation guidelines to increase the annual cash retainer from $50,000 to $70,000 and eliminate all meeting fees. Upon her appointment, Ms. McGee was granted an award of restricted stock units under the TETRA Technologies, Inc. First Amended and Restated 2018 Equity Incentive Plan consistent with the Company’s non-employee director compensation guidelines as described in the Proxy Statement.

There are no arrangements or understandings between Ms. McGee and any other person pursuant to which she was appointed as a director. Neither the Company nor the Board of Directors is aware of any transaction in which Ms. McGee has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Ms. McGee will be indemnified by the Company pursuant to the Company’s Certificate of Incorporation and Amended and Restated Bylaws for actions associated with being a director.  In addition, the Company will enter into an indemnification agreement with Ms. McGee that will provide for indemnification to the fullest extent permitted under Delaware law. The indemnification agreement will provide for indemnification of expenses, liabilities, judgments, fines and amounts paid in settlement in connection with proceedings brought against Ms. McGee as a result of her service as a director. The indemnification agreement is substantially identical to the form of agreement executed by the Company’s other directors and executive officers.

A copy of the news release announcing the appointment of Ms. McGee is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

99.1	News Release dated February 7, 2022, issued by TETRA Technologies, Inc.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/ Brady M. Murphy
Brady M. Murphy
President and Chief Executive Officer

Date: February 7, 2022